Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FOURTH QUARTER AND

FULL YEAR 2015 RESULTS

Normalized FFO of $0.24 Per Diluted Share for the Fourth Quarter and

$0.93 Per Diluted Share for the Full Year

Company Introduces 2016 Full-Year Normalized FFO Guidance of

$0.93 to $0.97 Per Diluted Share

Board of Directors Increases First Quarter 2016 Cash Dividend 5.9% to $0.18 Per Share

VIRGINIA BEACH, VA, February 11, 2016 — Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2015.

Highlights include:

•                  Funds From Operations (“FFO”) of $9.6 million, or $0.22 per diluted share, for the quarter ended December 31, 2015 compared to FFO of $8.0 million, or $0.20 per diluted share, for the quarter ended December 31, 2014. FFO of $35.9 million, or $0.87 per diluted share, for the year ended December 31, 2015 compared to FFO of $28.1 million, or $0.80 per diluted share, for the year ended December 31, 2014.

•                  Normalized FFO of $10.6 million, or $0.24 per diluted share, for the quarter ended December 31, 2015 compared to Normalized FFO of $8.2 million, or $0.20 per diluted share, for the quarter ended December 31, 2014. Normalized FFO of $38.7 million, or $0.93 per diluted share, for the year ended December 31, 2015 compared to Normalized FFO of $28.6 million, or $0.82 per diluted share, for the year ended December 31, 2014.

•                  Same Store Net Operating Income (“NOI”) for the quarter ended December 31, 2015 up 2.0% on a GAAP basis and 4.5% on a cash basis compared to the fourth quarter of 2014. Same Store NOI for the year ended December 31, 2015 up 3.2% on a GAAP basis and 5.5% on a cash basis compared to the year ended December 31, 2014.

•                  Core operating property portfolio occupancy at 95.3% compared to 95.7% as of December 31, 2014.

•                  Agreed to invest up to $23 million in the new Point Street Apartments development project in the Harbor Point area of Baltimore, Maryland with options to acquire a controlling interest upon the project’s completion.

•                  Completed the sale of the recently delivered Oceaneering International office building for $30 million, representing a 20% profit.

•                  To date, in 2016, the Company:

•                  Completed the sale of the Richmond Tower office building for $78 million.

•                  Acquired a $170.5 million retail portfolio totaling 1.1 million square feet across 11 properties with the net proceeds from the Oceaneering and Richmond Tower sales and borrowings on its unsecured revolving credit facility.

•                  Announced a cash dividend of $0.18 per common share for the first quarter of 2016, representing a 5.9% increase over the prior quarter’s cash dividend.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, “We closed the year at the high end of our expected range and reported our sixth consecutive quarter of Same Store NOI growth. As we look ahead to 2016, I continue to be optimistic about our Company and the potential opportunities in our predevelopment pipeline. I am excited that our Board has agreed to raise our first quarter 2016 dividend almost 6%, demonstrating our commitment to enhancing value and returning it to shareholders.”

Financial Results

Net income for the fourth quarter increased 62% to $8.4 million compared to $5.2 million for the fourth quarter of 2014. Net income for the full year increased 144% to $31.2 million compared to $12.8 million for the full year 2014.

FFO for the fourth quarter increased 20% to $9.6 million compared to $8.0 million for the fourth quarter of 2014. FFO for the full year increased 28% to $35.9 million compared to $28.1 million for the full year 2014. Normalized FFO for the fourth quarter increased 30% to $10.6 million compared to $8.2 million for the fourth quarter of 2014. Normalized FFO for the full year increased 35% to $38.7 million compared to $28.6 million for the full year 2014.

The period-over-period increases in net income, FFO and Normalized FFO were primarily attributable to property acquisitions, the delivery and stabilization of new real estate development projects and organic Same Store NOI growth, partially offset by higher interest expense. Both net income and FFO were negatively impacted by higher acquisition, development and other pursuit costs. The period-over-period increases in net income were also positively impacted by higher gains on real estate sales, partially offset by higher depreciation and amortization from acquired properties and new properties placed into service.

Operating Performance

At the end of the year, the Company’s office, retail and multifamily core operating property portfolios were 95.8%, 95.5% and 94.2% occupied, respectively.

Total construction contract backlog was $83.4 million at the end of the year.

Balance Sheet and Financing Activity

In January 2016, the Company increased the total borrowing capacity on its unsecured credit facility to $225 million, consisting of a $75 million term loan and $150 million revolving credit facility.

At December 31, 2015, the Company had $382 million of total debt outstanding, including $74 million outstanding under its $150 million revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 57% of the Company’s debt had fixed interest rates or were subject to interest rate swap locks at December 31, 2015. After considering LIBOR interest rate caps with strike prices at or below 150 basis points, 100% of the Company’s debt was fixed or hedged at December 31, 2015.

During the fourth quarter, the Company raised $3.7 million of gross proceeds under the At-The-Market (“ATM”) continuous equity offering program at a weighted average price of $10.21 per share. In December, the Company completed an underwritten public offering of 3.5 million shares of common stock at $10.70 per share, generating net proceeds of $35.1 million.

Outlook

The Company is introducing its 2016 full-year guidance. The Company expects 2016 Normalized FFO in the range of $0.93 to $0.97 per diluted share. The following table outlines the Company’s assumptions along with Normalized FFO per share estimates for the full-year 2016.

Full-year 2016 Guidance [1]	Expected Ranges
Total GAAP NOI	$62.3M	$63.0M
Construction company annual segment gross profit	$4.7M	$5.2M
General and administrative expenses	$8.8M	$9.1M
Interest income	$2.9M	$3.1M
Interest expense	$16.3M	$16.9M
Normalized FFO per diluted share [2]	$0.93	$0.97

[1] Includes the sale of the five non-core properties by June 30, 2016 and the impact of the two pending pipeline projects, as well as additional shares that may be issued under the ATM program, assuming favorable market conditions.

[2] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.  See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 47.2 million weighted average shares and units outstanding, including shares issued under the ATM program.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 11, 2016 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Friday, March 11, 2016 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13627723.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure.  The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance.  Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included on page nine of this release.

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2015	2014
	(Unaudited)
Assets
Real estate investments:
Income producing property	$579,000	$513,918
Held for development	1,180	—
Construction in progress	53,411	81,082
Accumulated depreciation	(125,380)	(116,099)
Net real estate investments	508,211	478,901

Real estate investments held for sale	40,232	8,538

Cash and cash equivalents	26,989	25,883
Restricted cash	2,824	4,224
Accounts receivable, net	21,982	20,548
Notes receivable	7,825	—
Construction receivables, including retentions	36,535	19,432
Construction costs and estimated earnings in excess of billings	88	272
Other assets	44,861	30,224
Total Assets	$689,547	$588,022

Liabilities and Equity
Indebtedness	$377,593	$356,345
Accounts payable and accrued liabilities	6,472	8,358
Construction payables, including retentions	52,067	42,399
Billings in excess of construction costs and estimated earnings	2,224	1,053
Other liabilities	25,471	17,961
Total Liabilities	463,827	426,116
Total Equity	225,720	161,906
Total Liabilities and Equity	$689,547	$588,022

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues
Rental revenues	$21,771	$17,521	$81,172	$64,746
General contracting and real estate services	41,309	32,060	171,268	103,321
Total revenues	63,080	49,581	252,440	168,067

Expenses
Rental expenses	4,948	4,437	19,204	16,667
Real estate taxes	2,110	1,512	7,782	5,743
General contracting and real estate services	40,203	30,947	165,344	98,754
Depreciation and amortization	6,162	4,976	23,153	17,569
General and administrative	2,100	1,943	8,397	7,711
Acquisition, development and other pursuit costs	885	55	1,935	229
Impairment charges	18	—	41	15
Total expenses	56,426	43,870	225,856	146,688

Operating income	6,654	5,711	26,584	21,379

Interest income	126	—	126	—
Interest expense	(3,411)	(2,671)	(13,333)	(10,648)
Loss on extinguishment of debt	(102)	—	(512)	—
Gain on real estate dispositions	4,987	2,211	18,394	2,211
Other income (expense)	72	(90)	(110)	(113)
Income before taxes	8,326	5,161	31,149	12,829
Income tax benefit (provision)	117	65	34	(70)
Net income	$8,443	5,226	31,183	12,759

Per diluted share	$0.19	$0.13	$0.75	$0.36

Weighted average shares - diluted	43,438	39,796	41,383	35,071

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)

Net income	$8,443	$5,226	$31,183	$12,759

Depreciation and amortization	6,162	4,976	23,153	17,569
Gain on real estate dispositions	(4,987)	(2,211)	(18,394)	(2,211)

Funds From Operations (FFO)	$9,618	$7,991	$35,942	$28,117

Acquisition, development and other pursuit costs	885	55	1,935	229
Impairment charges	18	—	41	15
Loss on extinguishment of debt	102	—	512	—
Derivative mark-to-market adjustments	(9)	110	229	233

Normalized FFO	$10,614	$8,156	$38,659	$28,594

FFO per diluted share	$0.22	$0.20	$0.87	$0.80

Normalized FFO per diluted share	$0.24	$0.20	$0.93	$0.82

Weighted average shares - diluted	43,438	39,796	41,383	35,071

Contact:

Michael P. O’Hara

Armada Hoffler Properties, Inc.

Chief Financial Officer and Treasurer

Email: MOHara@ArmadaHoffler.com

Phone: (757) 366-6684

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